Exhibit 10.1

SETTLEMENT AGREEMENT

THIS AGREEMENT (the “Settlement Agreement”) is entered into this 22nd day of March, 2006 by and between Tapestry Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Patricia A. Pilia, Ph.D. (“Dr. Pilia”).

RECITALS

A. WHEREAS, Dr. Pilia is currently a member of the Board of Directors of the Company, and was an employee of the Company, pursuant to an employment agreement effective as of October 1, 2001 by and between the Company and the Employee (the “2001 Employment Agreement”);

B. WHEREAS, the Company has terminated Dr. Pilia’s employment with the Company pursuant to the 2001 Employment Agreement;

C. WHEREAS, in settlement of certain disputed claims under the 2001 Employment Agreement, and other disputed claims, Dr. Pilia and the Company have determined to enter into this Settlement Agreement as final settlement of all claims now existing between Dr. Pilia and Company and to clarify certain rights and responsibilities of the parties.

TERMS AND CONDITIONS

In consideration of the respective covenants and agreements of the parties contained in this Agreement, the parties agree as follows:

1.                                       Service on the Board of Directors; Resignations and Removals.

The Company hereby agrees that it will take no action to remove Dr. Pilia from her position on the Board of Directors and will allow her to serve as a member of the Board of Directors for the remainder of her current term, consistent with the Company’s Bylaws, which shall terminate as of the annual meeting of shareholders to be held in June of 2007. The Company also hereby agrees that Dr. Pilia will be allowed to continue to serve as a member of the Research and Development Committee of the Board of Directors during her tenure as a member of the Board of Directors. Dr. Pilia will be entitled to receive Board and Committee fees, reimbursement of expenses and other such remuneration as is provided to other non-employee directors. Furthermore, Dr. Pilia shall be entitled to receive automatic grants pursuant to stock option plans as are granted to non-employee Directors and committee members, commencing with a grant of options to acquire 1000 shares of common stock (1,500 if the 2006 stock option plan is approved) on the day following the 2006 annual meeting of shareholders. The Company acknowledges and agrees that except with respect to Dr. Pilia’s service as a member of the Board of Directors and a member of the Research and Development Committee of the Board of Directors, following the termination of Dr. Pilia’s employment with the Company by the Company, Dr. Pilia has resigned or been removed from all positions and appointments that Dr. Pilia may have held on behalf of the Company, including without limitation all fiduciary appointments with respect to any Company employee benefit plans and all designations as the responsible party or contact person for the Company with respect to any regulatory or governmental filings or agencies, and Company hereby accepts all such resignations and removals. The Company shall take all actions as shall be reasonably required in order to effectuate such resignations and removals, including without limitation removing Dr. Pilia’s name from any such appointments or designations and designating a qualifying replacement.

2.                                       Severance and Benefits Payments.

The Company acknowledges and agrees that Dr. Pilia’s “Employment Period” has been terminated by the Company without “Cause” and after or in anticipation of a “Change in Control” for purposes of the 2001 Employment Agreement. The Company and Dr. Pilia shall enter into the amendment to the 2001 Employment Agreement attached as Exhibit A hereto, authorizing and obligating Company to delay certain payments to Dr. Pilia which would otherwise be immediately due and payable pursuant to the terms of the 2001 Employment Agreement. Company will make all such payments due under the 2001 Employment Agreement pursuant to the schedule set forth on Exhibit B attached hereto. Dr. Pilia and the Company agree that she is not entitled to receive any bonus payments for the 2005 or 2006 fiscal years.

3.                                       Non-compete. The Company hereby affirms that Dr. Pilia will not be in violation of the non-compete provisions of the 2001 Employment Agreement in the event that Dr. Pilia becomes involved in the development or marketing of paclitaxel or docetaxel in any formulation that is formally approved for sale in any market as of the effective date of this Settlement Agreement, provided that nothing in this Settlement Agreement shall be deemed to limit Dr. Pilia’s confidentiality obligations to the Company in relation to paclitaxel or docetaxel.

4.                                       Further Assistance. Dr. Pilia will not make any public disclosure or other public communication to any person, issue any public statements or otherwise cause to be disclosed any information which is designed, intended or might reasonably be anticipated to discourage any persons from doing business with the Company or otherwise have a negative impact or adverse effect on the Company, except to the extent such disclosure is required by law. At the Company’s written request, Dr. Pilia will provide assistance reasonably requested by the Company in connection with actions taken by Dr. Pilia during the period that she was employed by the Company or served on the Board of Directors, including but not limited to assistance in connection with any lawsuits or other claims against the Company arising from events during the Dr. Pilia’s employment period or Board service, provided that the Company shall reimburse all reasonable expenses and shall compensate Dr. Pilia for any such assistance at the rate of $400 per hour for any such service that is requested in writing by the Company. Within five (5) days of execution of this Settlement Agreement, Dr. Pilia hereby undertakes to submit a proxy for all shares of Company common stock over which she has beneficial ownership or voting power, providing her proxy to vote in favor of all of proposals 1 through 5 set forth in the Company’s proxy statement dated February 24, 2006 relating to the special meeting of shareholders to be held on April 4, 2006 and any adjournment of such meeting. Within five (5) days of receipt of the Company’s definitive proxy materials, Dr. Pilia hereby undertakes to submit a proxy for all shares of Company common stock over which she has beneficial ownership or voting power, providing her proxy to vote in favor of all of proposals 1 through 7 as described in the

Company’s preliminary proxy statement filed with the Securities and Exchange Commission as of March 17 relating to the Annual Meeting of Stockholders to be held on May 1, 2006, and any adjournment of such meetings. At Dr. Pilia’s request, the Company will provide assistance reasonably requested by Dr. Pilia to assist her in complying with her obligations to provide such proxies.

5.                                       Company Communications. The Company will not make any public disclosure or other public communication to any person, issue any public statements or otherwise cause to be disclosed any information which is designed, intended or might reasonably be anticipated to discourage any persons from hiring Dr. Pilia in any capacity or otherwise have a negative impact or adverse effect on Dr. Pilia, except to the extent such disclosure is required by law. The Company shall, in any description of Dr. Pilia’s termination, indicate that such termination was not for cause and was not the result of any action or inaction on Dr. Pilia’s part.

6.                                       Severability and Modification. If any provision of this Agreement shall be held or declared by a court of competent jurisdiction to be illegal, invalid or unenforceable, then, at the option of the party who is adversely affected by such unenforcability, this entire Agreement shall be rendered null and void.

7.                                       Notices. Except as otherwise expressly set forth in this Agreement, all notices, requests and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be given (and, except as otherwise provided in this Agreement, shall be deemed to have been duly given if so given) when delivered if given in person or by telegram, three days after being mailed by first class registered or certified mail, return receipt requested, postage prepaid, or one business day after being sent prepaid via reputable overnight courier to the parties at the following addresses (or such other address as shall be furnished in writing by like notice; provided, however, that notice of change of address shall be effective only upon receipt):

Notices to Employee

Her last known address as shown in the records of the Company

Notices to Company

Tapestry Pharmaceuticals, Inc.

4840 Pearl East Circle, Suite 300W

Boulder, Colorado 80301

Attn Vice President and General Counsel

8.                                       Governing Law. All questions concerning the construction, validity and interpretations of this Agreement will be governed by the law of the State of Colorado, other than such laws, rules, regulations and case law that would result in the application of the laws of a jurisdiction other than the State of Colorado.

9.                                       Counterparts. This Settlement Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Settlement Agreement may be signed and executed via facsimile or pdf.

10.                                 Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights to which it may be entitled. Any suit to enforce any provision of this Agreement, or arising out of or based upon this Agreement, shall be brought in the United States District Court for the District of Colorado or the District Court in and for the County of Boulder, State of Colorado. Each party hereby agrees that such courts shall have in personam jurisdiction and venue with respect to such party, and each party hereby submits to the in personam jurisdiction and venue of such courts. The parties agree and acknowledge that money damages may not be an adequate remedy for breach of the provisions of this Agreement and that any party may in its sole discretion apply for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. The prevailing party in any suit shall be entitled to recover reasonable attorneys’ fees and costs from the other party.

11.                                 Modifications and Waivers. No provision of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto. No waiver by either party hereto of any breach by the other party hereto of any term or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar terms or provisions at the time or at any prior or subsequent time.

12.                                 UNDERSTAND AGREEMENT. EMPLOYEE REPRESENTS AND WARRANTS THAT (a) EMPLOYEE HAS READ AND UNDERSTOOD EACH AND EVERY PROVISION OF THIS AGREEMENT, (b) EMPLOYEE HAS HAD THE OPPORTUNITY TO OBTAIN ADVICE FROM LEGAL COUNSEL OF EMPLOYEE’S CHOICE, OTHER THAN COUNSEL TO THE COMPANY (WHO IS NOT REPRESENTING THE EMPLOYEE), IN ORDER TO INTERPRET ANY AND ALL PROVISIONS OF THIS AGREEMENT, (c) EMPLOYEE HAS HAD THE OPPORTUNITY TO ASK THE COMPANY QUESTIONS ABOUT THIS AGREEMENT AND ANY OF SUCH QUESTIONS EMPLOYEE HAS ASKED HAVE BEEN ANSWERED TO EMPLOYEE’S SATISFACTION, AND (d) EMPLOYEE HAS BEEN GIVEN A COPY OF THIS AGREEMENT.

13.                                 Pilia Release. Subject to the second paragraph of this Section 13, Dr. Pilia, on behalf of herself, and her representatives, heirs, administrators, executors, and assigns, and on behalf of any other persons or entities claiming by, through, or under Dr. Pilia, does hereby fully release, acquit and forever discharge the Company, the Company’s directors, and its subsidiaries or affiliates, and their respective employees, officers, directors, trustees, committee members, boards, members of such boards, chairmen of the boards, contractors, consultants, agents, representatives, attorneys, successors, and assigns (the “Company Released Entities”), from and against any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses (“Claims”) in law or equity, of any and every character, kind and nature whatsoever, including without limitation, for personal injury, property damage or economic loss, whether known or unknown, contingent or fixed, either in or arising out of the law of contracts, torts, or under statutory law, arising out of, resulting from, or based upon or in any way relating to any prior action or inaction of the Company Released Entities. Subject to the second paragraph of this Section 13, this release is to be broadly construed and shall extend to and extinguish any and all Claims, demands or causes of action of every kind or nature whatsoever, known or unknown, suspected or unsuspected from the beginning of the world through the date of this Agreement, including, without limitation any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, and Older Workers Benefits Protection Act.

Notwithstanding the release in favor of the Company Released Entities as set forth in the preceding paragraph of this Section 13, nothing in this Agreement shall release the Company Released Entities from any of the following obligations:

A:                                   Claims to Workers Compensation benefits and benefits of employment that have previously vested by operation of law, if any, including without limitation rights under any “employee pension benefit plan” as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any “welfare benefit plan” as such term is defined in Section 3(1) of ERISA.

B:                                     Future Claims that may arise after Dr. Pilia’s separation from employment with the Company, if based entirely on alleged acts, omissions or occurrences occurring after the date of this Agreement, including without limitation the right to receive Board and Committee fees (commencing with the payment of the first quarterly installment of the annual retainer in the amount of $2,500.00 to be made as of March 31, 2006), reimbursement of expenses, grants pursuant to stock option plans and other such remuneration as is provided to other non-employee directors of the Company.

C:                                     The termination benefits, medical, dental and any other health insurance, life insurance, accidental death and dismemberment insurance coverage, and disability insurance to which Dr. Pilia is entitled due to Section 6(c) of the 2001 Employment Agreement, as amended.

D:                                    Reimbursement for reasonable out-of-pocket expenses to which Dr. Pilia is entitled due to Section 4 of the 2001 Employment Agreement, as amended.

E.                                      Obligations of the Company or of any subsidiary or affiliate of the Company as in effect on the effective date of this Settlement Agreement to indemnify Dr. Pilia in accordance with applicable law, the Articles of Incorporation or Bylaws of the Company or of any subsidiary or affiliate of the Company, or pursuant to any contractual obligation between Dr. Pilia and the Company or any subsidiary or affiliate of the Company, for service as an employee, officer, director or other fiduciary or representative of the Company, and for serving at the Company’s request as a director, officer, employee, manager, partner, trustee, agent or fiduciary of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan of the Company or any subsidiary or affiliate of the Company, all of which obligations shall remain in full force and effect. The Company agrees that it shall not take any action to alter, impair or cancel any such obligations or any insurance coverage that may apply with respect to Dr. Pilia.

F.                                      Obligations of the Company owed to Dr. Pilia with respect to stock options granted to or held by Dr. Pilia under any of the Company’s stock option or equity compensation plans.

G.                                     Actions to enforce the terms of this Agreement to the extent that specific rights and benefits are conferred by this Agreement.

14.                                 Important Notice to Regarding the Older Workers Benefit Protection Act

Employees who are 40 years of age or older have special rights under a federal law known as the Older Workers Benefit Protection Act. If you have attained age 40, you have a right under federal law to be free from age discrimination in all aspects of your employment relationship with the Company. Discrimination against employees who have attained age 40 is prohibited by federal and state law. By signing this Settlement Agreement Dr. Pilia acknowledges that she is giving up the right to sue the Company for age discrimination by signing this Agreement. Employees aged 40 or older also have the right under federal law to be given 45 days to decide whether or not to sign this Agreement. Dr. Pilia may sign the Agreement before the expiration of 45 days, but Dr. Pilia is not required to do so and has the right to take the entire 45 days to consider this Agreement. Employees over age 40 also have the right to revoke this Agreement within seven (7) days after signing it. Such revocation must be in writing to the Company’s address.

15.                                 Company Release. Subject to the last sentence of this Section 15, the Company and all of its affiliates, on behalf of themselves and their successors and assigns, and on behalf of any other persons or entities claiming by, through, or under the Company or any of its affiliates, do hereby fully release, acquit and forever discharge Dr. Pilia, and her representatives, heirs, administrators, executors, and assigns, (the “Pilia Released Entities”), from and against any and all Claims in law or equity, of any and every character, kind and nature whatsoever, including without limitation, for personal injury, property damage or economic loss, whether known or unknown, contingent or fixed, either in or arising out of the law of contracts, torts, or under statutory law, arising out of, resulting from, or based upon or in any way relating to any prior action or inaction of the Pilia Released Entities. Subject to the last sentence of this Section 15, this release is to be broadly construed and shall extend to and extinguish any and all Claims, demands or causes of action of every kind or nature whatsoever, known or unknown, suspected or unsuspected from the beginning of the world through the date of this Agreement. Notwithstanding the release in favor of the Pilia Released Entities as set forth in this Section 15, nothing in this Agreement shall release the Pilia Released Entities from any of the following obligations:  (i) future Claims that may arise after Dr. Pilia’s separation from employment with the Company, if based entirely on alleged acts, omissions or occurrences occurring after the date of this Agreement, (ii) obligations of Dr. Pilia pursuant to Sections 9 through 15 of the 2001 Employment Agreement, all of which obligations shall remain in full force and effect, and (iii) actions to enforce the terms of this Agreement to the extent that specific rights and benefits are conferred by this Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

/s/ Patricia A. Pilia
Patricia A. Pilia, Ph.D.

Tapestry Pharmaceuticals, Inc.

By:	/s/ Kai P. Larson
Kai P. Larson, Vice President and General Counsel

Exhibit A

Amendment to Employment Agreement

February 23, 2006

This Amendment is made to that Employment Agreement dated October 1, 2001 by and between Tapestry Pharmaceuticals, Inc. (Tapestry) and Patricia Pilia (Executive.)

Whereas, Executive and Tapestry are desirous to conform the terms of the Employment Agreement to changes made in the law relating to taxation of severance payments.

Now, therefore, Executive and Tapestry hereby agree as follows:

In the event that the Company and Executive determine that any compensation payable to Executive under any nonqualified deferred compensation plan, including without limitation any severance benefit provided under the Employment Agreement, fails to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of Executive’s status as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then the payment of such benefits shall be automatically delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code.

All other provisions of the Employment Agreement shall remain unchanged.

Tapestry Pharmaceuticals, Inc

By:

Patricia Pilia

Exhibit B

Accrued but unpaid vacation and salary has been paid.

Reimbursement for company expenses through the date of termination will be paid promptly after submission of an expense report.

The severance payment of $646,250 (less required tax withholding) will be paid six months and a day following termination.

Health benefits will be reimbursed as set forth in the 2001 Employment Agreement, as amended.

Long term disability and life insurance will be reimbursed as set forth in the 2001 Employment Agreement, as amended. The first such reimbursement will cover the previous six months, and thereafter, the payments will cover the current month.